Exhibit 21

Exhibit 21
to
Registration Statement filed by One Bio, Corp.

Subsidiaries of the Registrant - The following are the subsidiaries of One Bio, Corp.

●	Green Planet Bioengineering, Co., Ltd., a Delaware corporation
●	Elevated Throne Overseas, Ltd., a British Virgin Islands company
●	Fujian Green Planet Bioengineering, Co., Ltd., wholly foreign owned enterprise organized under the laws of the Peoples republic of China (“PRC”)
●	Trade Finance Solutions Inc., an Ontario (Canada) corporation
●	TFP International, Inc., a Florida corporation
●	United green Technology, Inc., a Nevada corporation
●	Supreme Discovery Group, Ltd., a British Virgin Islands company
●	Fujian United bamboo Technology Company, Ltd., wholly foreign owned enterprise organized under the laws of the Peoples republic of China (“PRC”)